   As filed with the Securities and Exchange Commission on October 25, 1996
                                               Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         -----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         -----------------------------

                                   RYKA INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                       04-2958132
(State or other jurisdiction of                        (I.R.S. employer
 incorporation or organization)                     identification number)
                            555 South Henderson Road
                      King of Prussia, Pennsylvania 19406
                                 (610) 337-2200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Michael G. Rubin
                      Chairman and Chief Executive Officer
                                   RYKA Inc.
                            555 South Henderson Road
                      King of Prussia, Pennsylvania  19406
                                 (610) 337-2200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                           Arthur H. Miller, Esquire
                         Blank Rome Comisky & McCauley
                          1200 Four Penn Center Plaza
                       Philadelphia, Pennsylvania  19103

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                            Proposed    Proposed
                                            maximum      maximum
Title of securities                         offering    aggregate    Amount of
 to be registered            Amount to be    price      offering    registration
                              registered   per share      price         fee
--------------------------------------------------------------------------------
Common Stock, par value       18,015,135     $0.415    $7,476,281     $2,266
 $0.01 per share                shares        /(1)/         /(1)/
================================================================================

(1) Based upon the average of the bid and asked price of the Common Stock as reported on the NASD Over-the-Counter Bulletin Board on October 18, 1996, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the registration statement becomes+
+effective. This prospectus shall not constitute an offer to sell or the       +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in and State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

      SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED OCTOBER __, 1996



                                  PROSPECTUS

                                   RYKA INC.

                       18,015,135 Shares of Common Stock


      The shares offered hereby (the "Shares") consist of 18,020,135 shares of common stock, $.01 par value per share (the "Common Stock"), of RYKA Inc., a Delaware corporation ("RYKA" or the "Company"), which are owned by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). RYKA shall pay all expenses incident to the registration of the Common Stock, including, without limitation, the filing of this Registration Statement, including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company. Each Selling Stockholder shall pay all expenses relating to the sale of the Shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such Selling Stockholder. RYKA will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. RYKA will receive the proceeds from the issuance of Shares to the Selling Stockholders upon exercise of certain warrants, which will be used for general working capital purposes.

      The Selling Stockholders have not advised RYKA of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) in the over-the-counter market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

      The Company's Common Stock is traded in the over-the-counter market and prices are quoted on the NASD Over-the-Counter Bulletin Board. The average of the bid and asked price of the Common Stock as reported by the NASD Over-the-Counter Bulletin Board on October 18, 1996 was $.415 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------



                THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1996.

                             AVAILABLE INFORMATION

   RYKA has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the registration of RYKA Common Stock owned by the Selling Stockholders. This Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

   RYKA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621, and at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials and other information concerning RYKA are also filed electronically with the commission and are accessible via the Worldwide Web at http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents and portions of documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus and made a part hereof: (i) the Annual Report on Form 10-K for the year ended December 31, 1995 (except for the Company's financial statements for each of the years ended December 31, 1994 and 1993 therein); (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (iii) the Current Report on Form 8-K/A dated October 16, 1996 (which includes the Company's financial statements for each of the years ended December 31, 1995, 1994 and 1993); and (iv) the Proxy Statement dated November __, 1996 (relating to the proposed merger of KPR Sports International, Inc. and certain affiliated companies with and into RYKA).

   All documents filed by RYKA pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be in corporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

   The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for such copies should be directed to RYKA Inc., 555 South Henderson Road, Suite B, King of Prussia, Pennsylvania 19406, Attention: Investor Relations, telephone (610) 337-2200.

                                  THE COMPANY


   RYKA designs, develops and markets high performance athletic footwear
 specifically for women.   RYKA's product line currently consists of four
 categories: Aerobic Fitness; Cross-Training; Walking and Aqua Conditioning. RYKA was organized in Delaware in 1986. RYKA commenced operations and introduced its first two styles of high performance athletic footwear in 1987 and began shipping its first products in 1988.

   In June 1995, RYKA entered into a series of transactions that significantly changed the capital structure of RYKA and the manner in which RYKA operates its business. These transactions were a result of the termination of RYKA's proposed merger with L.A. Gear, Inc. ("L.A. Gear") and the termination of RYKA's production financing agreement with Pro-Specs America Corporation ("Pro-Specs").

   Transactions with MR Acquisitions.   On July 31, 1995, RYKA consummated a
 financing arrangement with MR Acquisitions, L.L.C. ("MR Acquisitions"), a company that is wholly-owned, indirectly by Michael Rubin, the current Chairman and Chief Executive Officer of RYKA, pursuant to which MR Acquisitions provided or arranged to provide RYKA with up to $8,000,000 of new financing in the form of (i) an aggregate of $1,000,000 equity and subordinated debt investment by MR Acquisitions and KPR Sports International, Inc. ("KPR"), an affiliate of MR Acquisitions, (ii) a $2,000,000 letter of credit facility from KPR, (iii) a $4,000,000 revolving credit facility with a bank, and (iv) a $1,000,000 equity investment through the private placement with certain investors of Common Stock and a subordinated note which will be converted into Common Stock.

   Settlement with Creditors.   In connection with the transactions with MR
 Acquisitions, RYKA negotiated settlement arrangements with secured and unsecured creditors, resulting in the settlement of approximately $3,050,000 of indebtedness and recognizing a gain of approximately $1,650,000. RYKA entered into an agreement with Pro-Specs, a secured lender who provided inventory financing to RYKA, pursuant to which $1,804,734 of secured indebtedness was settled for $1,100,000 in cash and 500,000 shares of Common Stock and Pro-Specs was released from its obligations to certain vendors under letters of credit opened on behalf of RYKA for the purchase of approximately $1,000,000 in merchandise to be received in the future. In addition, RYKA entered into arrangements with other creditors, pursuant to which RYKA settled an aggregate of approximately $1,250,000 of indebtedness for approximately $180,000 in cash and warrants to purchase 53,192 shares of Common Stock at $1.50 per share.

   Relocation of RYKA's Offices.   In August 1995, RYKA terminated the lease for
 its principal facility in Norwood, Massachusetts and moved its executive offices and warehouse to a facility in King of Prussia, Pennsylvania, that it subleases from the KPR Companies.

   New Management Personnel.   On July 31, 1995, Michael G. Rubin became
 Chairman of the Board and Chief Executive Officer. Since that time, he has taken an active role in the management of RYKA. Mr. Rubin does not receive any compensation for his services. In addition, since August 1995, RYKA has hired Dennis DiDominicis as its President, Steven Wolf as the Vice President of Finance and Chief Financial Officer, Donna Jordan as the Manager of Marketing Services, and James Donohue, Vice President of Sourcing and Product Development. All of these members of the new management have substantial experience in the athletic footwear industry.

   New Sales, Marketing and Manufacturing Arrangements.   Since August 1995,
 RYKA has engaged independent design groups to create new designs for the Company's footwear. In addition, the Company has entered into arrangements for the sourcing and manufacture of RYKA's footwear in the Far East. RYKA has also entered into arrangements with eleven independent sales representative organizations covering 45 states for the sale of the Company's footwear.

   More recently, the Company has entered into three significant transactions:
 (i) a $2,500,000 equity private placement, (ii) a financing arrangement with a new lender, and (iii) a reorganization agreement with certain companies wholly owned by Michael G. Rubin.

   Private Placement. Between May and August 1996, the Company sold 10,000,000 shares of Common Stock at a price of $.25 per share in a private placement for an aggregate amount of $2,500,000 (the "1996 Private Placement").

   New Financing Arrangement. In connection with production of the Company's fall 1996 line, RYKA required additional financing and letters of credit during the second and third quarters of 1996. In order to fund its operating plans, the Company negotiated a credit facility with a new lender. Under the terms of its new credit facility, the Company was required to raise $2,000,000 in equity as a condition to obtaining such facility, which it satisfied through the 1996 Private Placement. On August 15, 1996, the Company closed on the credit facility with its new lender. The new credit facility has an initial term of one year and increases the amount the Company can borrow from $2,500,000 to $4,500,000, based on certain advance ratios, with interest at prime plus 0.25%.

   Reorganization. On September 26, 1996, the Company entered into an Amended and Restated Agreement and Plan of Reorganization (the "Reorganization") with KPR and certain affiliated companies (collectively, the "KPR Companies") and Michael G. Rubin, Chairman and Chief Executive Officer of RYKA and sole stockholder of the KPR Companies, pursuant to which, subject to the approval by the stockholders of RYKA, (i) the Company's Certificate of Incorporation will be amended and restated to effect, among other things, a 1-for-20 reverse stock split, (ii) RYKA will become a holding company by transferring all of its assets and liabilities to a wholly-owned subsidiary and will acquire the KPR Companies in exchange for 163,250,000 shares of RYKA (before giving effect to the 1-for-20 reverse stock split) and (iii) the number of shares issuable pursuant to RYKA's 1996 Equity Incentive Plan will be increased. To obtain stockholder approval of these proposals, all as more fully described in the Proxy Statement incorporated herein by reference, RYKA has called for a Special Meeting of Stockholders to be held on Monday, December 16, 1996. Assuming stockholder approval at the Special Meeting, the Company anticipates that the Reorganization will become effective as of December 31, 1996. The KPR Companies design, develop and market the Apex One and Yukon brands as well as distribute off-price athletic footwear and sporting goods worldwide.

   RYKA maintains its principal executive offices and warehouse at 555 South Henderson Road, Suite B, King of Prussia, PA 19406 and its telephone number is
 (610) 337-2200.

                                 RISK FACTORS

   The following factors should be considered carefully in evaluating the Company and its business.

 Operating Losses; Ability to Continue as Going Concern

   RYKA commenced operations in February 1987 and has incurred substantial losses in each year of its operations. Net losses amounted to $734,963, $3,629,477, $511,415 and $3,428,491 for the six months ended 1996 and for the years ended 1995, 1994 and 1993, respectively. At June 30, 1996 and December 31, 1995, the Company had an accumulated deficit of $18,583,477 and $17,848,484, respectively. The report of RYKA's independent auditors with regard to the financial statements for each of the fiscal years ended 1987 through 1995 stated that there is substantial doubt about RYKA's ability to continue as a going concern. Management believes the Company's ability to continue as a going concern is dependent upon securing adequate financing to fund operations until the Company achieves consistent profitability. In order for RYKA to achieve consistent profitability, management believes it must increase sales, improve gross profit margins and reduce expenses as a percentage of total sales. There can be no assurance that RYKA will be successful in achieving these goals.

 Future Capital Needs

   The Company expects to incur significant costs in continuing its operations and in establishing its position in the athletic footwear industry. Even with its new credit facility and the additional equity raised in the 1996 Private Placement, the Company may be required to raise additional equity and/or subordinated debt within the next year to support its operations. The Company must obtain additional resources or consider modifications to its operating plans, including reductions in operating costs, to enable it to continue operations. However, no assurance can be given that the Company will be successful in raising additional capital to support future operations. Further, there can be no assurance, assuming the Company successfully raises additional funds and is able to use its new credit facility, that the Company will achieve profitability or a positive cash flow.

 Competition

   The athletic footwear industry in which RYKA markets and sells its products is highly competitive. RYKA's competitors include specialized athletic shoe companies as well as companies with diversified product lines. The Company believes that its unique niche, combined with effective advertising and marketing, fashionable styling, high quality and technological advances are the most important competitive factors. However, due to substantial growth and interest in the women's segment of the high performance athletic footwear market, there has been increased competition from established companies, especially Nike and Reebok, which have developed advertising and promotional programs directed to this segment of the market. RYKA's competitors include Adidas, Avia, Asics, Converse, K-Swiss, New Balance, Nike, Reebok and Saucony. The Company's competitors have significantly greater financial and other resources and more extensive marketing staffs than the Company. Accordingly, there is no assurance that the Company will be able to compete successfully with any of these companies or achieve any meaningful market share without significant additional resources.

 Substantially All Assets Pledged

   In connection with its financing arrangements with its bank, the Company has pledged substantially all of its assets as security for the performance of its obligations. In addition, the Company has also pledged substantially all of its assets (after satisfying any obligations to its bank) to KPR in connection with its secured subordinated debt. In the event that the Company were to default on the payment of any amounts owed under the agreements, the Company's lenders would have the ability to satisfy the Company's obligations to them by selling or causing the sale of some or all of the assets of the Company.

 Dependence Upon Key Personnel

   The Company's ability to market its products and to achieve profitability will depend, in large part, on its ability to attract and retain qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain such personnel. In particular, RYKA is dependent upon the services of Michael G. Rubin, its Chairman and Chief Executive Officer, Dennis F. DiDominicis, its President, and Steven A. Wolf, its Vice President and Chief Financial Officer. RYKA maintains key person life insurance policies on Mr. Rubin with coverage in the amount of $4,000,000. The loss of Mr. Rubin, Mr. DiDominicis or Mr. Wolf could have a material adverse effect on the Company.

 Reliance on Foreign Manufacturers

   As is customary in the footwear industry, all of the footwear marketed by the Company is manufactured to its specifications by independent factories in the Far East. The Company's importing of footwear may be adversely affected by fluctuations in currency exchange rates, the adoption of bilateral trade agreements between the United States and countries in which the Company's suppliers are located, work stoppages or the imposition of unilateral restrictions on trade, including quotas or additional duties, by either the United States or any supplier country. In addition, the current political climate in the Far East is not always stable and may cause delays in the Company's ability to deliver products to its customers in a timely manner or, depending upon the severity of the situation, may limit or restrict the Company's ability to have its products manufactured at all. Although the Company does not believe that these factors have had a material impact on operations to date, such factors could ultimately increase the Company's cost of goods, resulting in higher product prices and lower gross profits unless alternative manufacturing arrangements could be implemented.

 Customer Preferences

   The Company's current product lines are subject to customer preferences and trends. There can be no assurance that consumers will remain loyal to its products or that the Company will be able to adapt quickly to changing market trends.

 No Dividends

   The Company has paid no dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. The Company currently intends to retain any earnings to finance the growth of the Company. In addition, the Company's credit facility with its bank restricts the amount of dividends which may be paid on the Common Stock.


 Limitation on Directors' Liabilities under Delaware Law

   Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchasing illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

 Securities Market Factors

   There have been periods of extreme volatility in the stock markets, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. During such periods, the price of the affected stock, including the Company's Common Stock, has fluctuated substantially.

 General market price declines or market volatility in the future could adversely affect the price of the Company's Common Stock.

 NASDAQ Delisting

   The Company did not meet the listing standards for inclusion on the NASDAQ Small Cap Market and was delisted on September 15, 1995. The Company's Common Stock are currently listed on the NASD Over-the-Counter Bulletin Board.

 Possible Adverse Effect of Penny Stock Rules

   As a result of the delisting of the Company's Common Stock from the NASDAQ SmallCap Market, the Company's Common Stock is subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements for broker-dealers which sell such securities to persons other than established customers and accredited investors as defined in Regulation D under the Securities Act . For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's Common Stock and may adversely affect the ability of persons acquiring shares in this offering to sell any of the shares acquired in the secondary market.

   The Commission's regulations define a "penny stock" as any equity security not registered on a national securities exchange or for which quotation information is not disseminated on NASDAQ and has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to a transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

   The foregoing required penny stock restrictions will not apply to the Company's Common Stock if such securities are included for quotation on NASDAQ and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's Common Stock will qualify for exemption from these restrictions. In any event, even if the Company's Common Stock were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. The market liquidity for the Company's Common Stock could be severely adversely affected by these rules.

                                USE OF PROCEEDS

   RYKA will not receive any proceeds from the sale of the Shares by the Selling Stockholders. RYKA will receive the proceeds from the issuance of Shares to the Selling Stockholders upon exercise of certain warrants, which will be used for general working capital purposes.

                              SELLING STOCKHOLDERS

   The following table sets forth certain information as of the date of this Prospectus regarding the ownership of shares of RYKA Common Stock of each Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. A description of the transactions under which the Selling Shareholders received the Common Stock being registered herein is set forth in the footnotes to the table below. The Shares are being registered to permit public secondary trading in the Shares and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."


                                                       # of Shares        # of Shares          # of Shares
                Name of                              Owned Before the    Being Offered         Owned After
          Selling Stockholder                         Offering/(1)/         for Sale        the Offering/(1)/
----------------------------------------------      ------------------  ---------------    -------------------
Kenneth Adelberg /(2)(4)(5)(15)/...........              860,000            860,000                      0
Astor Weiss Kaplan & Rosenblum /(7)/.......               36,000             36,000                      0
Advanced Photographics /(3)/...............                1,200              1,200                      0
B & B Trading Corp. Retirement
  Plan /(4)/...............................              200,000            200,000                      0
Stephen P. Barsamian /(4)/.................              100,000            100,000                      0
David Becker /(4)/.........................              200,000            200,000                      0
Jacob Ben-Ari /(4)/........................              100,000            100,000                      0
Daniel Berger and Carolyn Berger /(4)/.....              200,000            200,000                      0
Howard Bongiorno /(5)/.....................              200,000            200,000                      0
David Wm. Boone /(4)/......................              100,000            100,000                      0
Borris Image /(3)/.........................                  321                321                      0
Alfred F. Bracher III /(4)/................              400,000            400,000                      0
Larry Brahim /(4)/.........................              100,000            100,000                      0
Branded Apparel & Incentives /(3)/.........                  166                166                      0
Charles Cocotas /(4)/......................              200,000            200,000                      0
William J. Curtis /(4)/....................              400,000            400,000                      0
Milton Dienes /(4)/........................              160,000            160,000                      0
Michael Foglia /(5)/.......................               80,000             80,000                      0
Thomas M. Forman /(4)/.....................              200,000            200,000                      0
Richard S. Frary /(13)/....................                6,000              6,000                      0
Galan Corporation /(4)/....................              200,000            200,000                      0
Ira Goldfarb /(5)/.........................              100,000            100,000                      0
Oliver D. Goldman /(4)/....................              100,000            100,000                      0
Robert D. Greene and
  Ana Kopejka Greene /(4)/.................              100,000            100,000                      0
Irwin Haas /(5)/...........................               40,000             40,000                      0
Allan Hackel Organization, Inc. /(3)/......                3,277              3,277                      0
Susan Hacohen /(4)/........................              100,000            100,000                      0
Albert Halegoua and Alan M. Kaplan,
  Tenants in Common /(4)/..................              100,000            100,000                      0
Albert Halegoua /(4)(16)/..................              220,000            220,000                      0
Mark Hamblett /(12)/.......................               20,000             20,000                      0

                                                      # of Shares         # of Shares               # of Shares
                  Name of                             Owned Before       Being Offered              Owned After
            Selling Stockholder                   the Offering/(1)/        for Sale             the Offering/(1)/
--------------------------------------------     ---------------------  ---------------        ---------------------
David Helman /(5)/.........................              100,000            100,000                      0
Donald J. Horowitz /(4)/...................              100,000            100,000                      0
Hygrade Business Group, Inc. /(3)/.........                1,777              1,777                      0
Eugene Jaffe /(4)/.........................              100,000            100,000                      0
Jane Resnick Ltd /(3)/.....................                  276                276                      0
Jay Joffe /(2)(5)(6)/......................            1,200,000          1,200,000                      0
Jeffrey Kaplan /(4)/.......................              100,000            100,000                      0
C. Daniel Karnes /(4)/.....................              100,000            100,000                      0
John E. Karpac and
   Lorraine Karpac /(4)/...................              100,000            100,000                      0
Michael Kopejka and
   Helena Kopejka /(4)/....................              100,000            100,000                      0
Norman Kravetz /(2)(5)(6)/.................            1,200,000          1,200,000                      0
Marc Kwestal /(13)/........................                  500                500                      0
Alex Lauchlan /(4)/........................              100,000            100,000                      0
Loading Dock Equipment, Inc. /(3)/.........                  402                402                      0
Joel Mael /(13)/...........................                6,000              6,000                      0
David Mandel /(8)/.........................               14,000             14,000                      0
John A. Medico /(10)/......................               60,000             60,000                      0
John A. Minutella and
   M. Deidre Minutella /(4)/...............              200,000            200,000                      0
Michael Modell /(4)(5)/....................              350,000            350,000                      0
Mitchell Modell /(4)(5)/...................              350,000            350,000                      0
William Modell /(4)/.......................              100,000            100,000                      0
Mullen Advertising, Inc. /(3)/.............               19,445             19,445                      0
Eli Nachmani /(4)/.........................              400,000            400,000                      0
Rafael Nachmani and
   Jill Nachmani /(4)/.....................              400,000            400,000                      0
National Telecom /(3)/.....................                9,210              9,210                      0
Abraham Nechemia and Ehud Nahu, Joint
  Tenants/(4)/.............................              150,000            150,000                      0
Marc B. Nelson /(4)/.......................              104,000            104,000                      0
Joseph O'Brien /(5)/.......................              200,000            200,000                      0
Packard Press New England, Inc. /(3)/......                  388                388                      0
Pro-Specs America Corp. /(11)/.............              500,000            500,000                      0
Quaker City Hide Distributing Co. /(4)/....              100,000            100,000                      0
The Recovery Group, Inc /(3)/..............                2,083              2,083                      0
Recycled Office Products /(3)/.............                2,180              2,180                      0
Saul Robbins IRA /(4)/.....................              160,000            160,000                      0
Sheila Satz /(4)/..........................              100,000            100,000                      0
Luca Sena /(4)/............................              100,000            100,000                      0
Zeev Shenkman /(2)(4)(5)(14)/..............            3,526,000          3,526,000                      0
Morris Sidewater /(4)/.....................              200,000            200,000                      0
Silkscreen Printing /(3)/..................                1,151              1,151                      0
Rudy Slucker /(4)/.........................              400,000            400,000                      0
Soller Shayne & Horn /(3)/.................                  759                759                      0
Jean Pierre St. Louis /(4)/................              140,000            140,000                      0
Charles M. Stentiford /(4)/................              100,000            100,000                      0

                                                       # of Shares        # of Shares               # of Shares
                 Name of                               Owned Before      Being Offered              Owned After
           Selling Stockholder                       the Offering/(1)/      for Sale             the Offering/(1)/
--------------------------------------------        ------------------  ---------------         -------------------
Paul Stevens /(4)/.........................              100,000            100,000                      0
S. J. Talucci /(4)/........................              100,000            100,000                      0
Sharon Teres-Schneider
   Rev. Living Trust & U/A/D /(4)/.........              200,000            200,000                      0
Trans European Trading /(4)/...............              100,000            100,000                      0
Marie E. Valdes, M.D. /(4)/................              200,000            200,000                      0
Peter Vosgerichian /(4)/...................              100,000            100,000                      0
Michael Wachs /(4)/........................              200,000            200,000                      0
Rachael A. Wachs /(4)/.....................              150,000            150,000                      0
David Wachs /(4)/..........................              500,000            500,000                      0
Robert A. Ward, Jr. /(4)/..................              100,000            100,000                      0
Warner & Stackpole /(9)/...................              100,000            100,000                      0
Forrest S. Williams /(4)/..................              100,000            100,000                      0
A. Charles Winkleman /(4)/.................              240,000            240,000                      0
Richard Zahalka /(5)/......................              200,000            200,000                      0
Leonard B. Zelin /(4)/.....................              200,000            200,000                      0

--------------------------
/(1)/ With the exception of Messrs. Adelberg, Joffe, Kravetz and Shenkman, the percentage of shares owned by each Selling Stockholder before and after the Offering is less than 1%.

/(2)/ The number of shares owned by Messrs. Adelberg, Joffe, Kravetz and Shenkman before the Offering represents 1.50%, 2.11%, 2.11% and 5.94% of the Company's Common Stock, respectively, and the number of shares owned by each of these individuals after the Offering represents 0% of the Company's Common Stock .

/(3)/ Each of these entities, as creditors of RYKA, received warrants to purchase shares of the Company's Common Stock pursuant to a plan of settlement at an exercise price of $1.50 per share. The warrants are exercisable at any time or from time to time until July 2000, and all such warrants remain outstanding.

/(4)/ Each of these individuals purchased shares of the Company's Common Stock in a private placement offering which took place in May through August, 1996. All of the shares were issued at a price of $.25 per share.

/(5)/ Each of these individuals purchased shares of the Company's Common Stock in a private placement offering which took place in July 1995. All of the shares were issued at a price of $.25 per share.

/(6)/ Includes a warrant to purchase 200,000 shares of the Company's Common
      Stock at an exercise price of $.25 per share. The warrant is exercisable at any time or from time to time until November 30, 2005 and remains fully outstanding.

/(7)/ Astor Weiss Kaplan & Rosenblum, legal counsel to the Company, received
      36,000 shares of the Company's Common Stock in connection with legal services rendered to the Company.

/(8)/ David Mandel, a partner at Astor Weiss Kaplan & Rosenblum, legal counsel to the Company, received 14,000 shares of the Company's Common Stock in connection with legal services rendered to the Company.

/(9)/ Warner & Stackpole, former legal counsel to the Company, received a warrant to purchase 100,000 shares of the Company's Common Stock at an exercise price of $.42 per share in connection with legal services rendered to the Company. The warrant is exercisable at any time or from time to time until July 2000 and remains fully outstanding.

/(10)/ John A. Medico received 60,000 shares of the Company's Common Stock in connection with the termination of a Key Employee Agreement dated January 1, 1995, by and between John A. Medico and the Company.

/(11)/ Pro-Specs America Corp. received 500,000 shares of Common Stock in connection with a Settlement Agreement dated July 31, 1995, by and between Pro-Specs America Corp. and the Company.

/(12)/ Mark Hamblett received 20,000 shares of Common Stock in connection with consulting services rendered to the Company pursuant to a Consulting Agreement dated January 9, 1996, by and between Mark Hamblett and the Company.

/(13)/ The Company issued to Messrs. Frary, Mael and Kwestal warrants to purchase an aggregate of 12,500 shares of the Company's Common Stock at an exercise price of $.60 per share in connection with financial consulting services rendered to the Company. The warrants are exercisable at any time or from time to time until January 3, 2004, and all such warrants remain outstanding.

/(14)/ Includes 2,730,000 shares attributable to the vesting of an option granted on August 5, 1996, to purchase up to 3.9% of the capital stock of the KPR Companies from Michael G. Rubin, personally. Mr. Shenkman currently serves as Executive Vice President of Finance and Operations of the KPR Companies. Upon consummation of the Reorganization with the KPR Companies, Mr. Shenkman's option will become an option to purchase shares of RYKA Common Stock held by Mr. Rubin.

/(15)/ Mr. Adelberg has served as a director of the Company since July 31, 1995.

/(16)/ Includes 100,000 shares transferred from MR Acquisitions on September 17, 1996 in a privately negotiated transaction.

                              PLAN OF DISTRIBUTION

   The Shares offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Stockholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

   Upon RYKA being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

   RYKA shall pay all expenses incident to the registration of the Common Stock, including, without limitation, the filing of this Registration Statement, including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company. Each selling stockholder shall pay all expenses relating to the sale of the shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such selling stockholder.

   Each Selling Stockholder has agreed to indemnify and hold harmless RYKA, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses resulting from any untrue or alleged untrue statement of material fact contained in this Registration Statement and Prospectus or any amendment hereof or supplement hereto or any omission or alleged omission of a material fact required to be stated herein or necessary to make the statements herein not misleading, but only to the extent that such untrue statement or omission is based upon any information so furnished in writing by such Seller Shareholder expressly for use in this Registration Statement.


                                 LEGAL MATTERS

   An opinion has been rendered by the law firm of Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania, to the effect that the shares of Common Stock offered by the Selling Stockholders hereby are legally issued, fully paid and non-assessable.

                                    EXPERTS

      The financial statements of RYKA for each of the years ended December 31, 1995, 1994 and 1993 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Margolis & Company P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

   No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by RYKA or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of RYKA or that information contained herein is correct as of any time subsequent to the date hereof.


                                ---------------


                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Available Information.....................................................  2
Incorporation of Documents by Reference...................................  2
The Company...............................................................  3
Risk Factors..............................................................  5
Use of Proceeds...........................................................  7
Selling Stockholders......................................................  8
Plan of Distribution...................................................... 12
Legal Matters............................................................. 12
Experts................................................................... 13


                              18,015,135 Shares


                                   RYKA INC.


                                 Common Stock



                                  ----------

                                  PROSPECTUS

                                  ----------


                               October __, 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

   The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.


        Securities and Exchange Commission Registration Fee..  $ 2,266
        Legal Fees and Expenses..............................   10,000
        Accounting Fees and Expenses.........................   10,000
        Miscellaneous........................................    2,734
                                                              ---------
              Total..........................................  $25,000
                                                              =========

Item 15.  Indemnification of Directors and Officers

   Section 102(b)(7) of the Delaware Corporation Law provides that Delaware corporations may include in their certificates of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duty including acts constituting gross negligence, except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived improper personal benefit. The Company's Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders to the fullest extent permitted by Delaware's law.

Item 16.    Exhibits.

Number      Document
------      --------

   5.1* Opinion of Blank Rome Comisky & McCauley as to the validity of the issuance of the shares of RYKA Common Stock to be registered.

  23.1      Consent of Margolis & Company P.C.

  23.2*     Consent of Blank Rome Comisky & McCauley (included in Exhibit 5.1).

  24.1      Power of attorney of certain signatories (included on the Signature
            Page).

 ------------------
 *To be filed by amendment.

Item 17.  Undertakings.

        The undersigned registrant hereby undertakes that:

             (1) It will include any material information with respect to the plan of distribution by means of a post-effective amendment not previously disclosed in this registration statement or any material change to such information in this registration statement.

             (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of RYKA pursuant to the foregoing provisions, or otherwise, RYKA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by RYKA of expenses incurred or paid by a director, officer or controlling person of RYKA in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, RYKA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         SIGNATURES AND POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on the date indicated.

                                        RYKA INC.


 Date:  October 25, 1996                By: /s/ Michael G. Rubin,
                                        ----------------------------------------
                                                Michael G. Rubin,
                                                Chairman, Chief Executive
                                                Officer and Director

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Rubin and Steven A. Wolf, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


      Signature                     Capacity                  Date
------------------------   --------------------------  ------------------


/s/ Michael G. Rubin       Chairman, Director and      October 25, 1996
------------------------   Chief Executive Officer
    Michael G. Rubin

/s/ Steven A. Wolf         Chief Financial Officer     October 25, 1996
------------------------
    Steven A. Wolf

/s/ Kenneth J. Adelberg    Director                    October 25, 1996
------------------------
    Kenneth J. Adelberg

                                 EXHIBIT INDEX



 Number       Document
 ------       --------

    5.1*      Opinion of Blank Rome Comisky & McCauley.

   23.1       Consent of Margolis & Company P.C.

   23.2*      Consent of Blank Rome Comisky & McCauley (included in Exhibit
              5.1).

   24.1       Power of attorney of certain signatories (included on the
              Signature Page).
 -------------------------

 *To be filed by amendment.